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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We have issued our report dated March 18, 1998, except for Note L which is as of March 23, 1998, on the financial statements of David M. Griffith & Associates, Ltd. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, included in the Registration Statement on Form S-4 including the Prospectus/Proxy Statement of Maximus, Inc. and David M. Griffith & Associates, Ltd. We hereby consent to the use of our report in the Prospectus/Proxy Statement of Maximus, Inc. and David M. Griffith & Associates, Ltd. included in the Registration Statement on Form S-4 and to the use of our name as it appears under the caption "EXPERTS."

                                                         /s/ GRANT THORNTON LLP

Chicago, Illinois
April 2, 1998